EXHIBIT 16.1

BROWN & BROWN
Brown & Brown, LLP | Boston | Westborough
Certified Public Accountants | Business and Financial Advisors

July 20, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Ezenia! Inc. (“Ezenia” or the “Company”), which we understand was filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ezenia!, Inc., dated July 14, 2006 (the “8-K”). Our responses to the statements made by Ezenia are as follows:

With respect to the first paragraph in Item 4.01 of the 8-K, we were informed by the Company’s chief financial officer, Mr. Roger Tuttle, on July 13, 2006 of the vote by the Audit Committee of the Board of Directors of Ezenia to dismiss Brown & Brown, LLP (“Brown & Brown”), as well as the vote of the Audit Committee of the Board of Directors of Ezenia to engage Vitale, Caturano & Company, LTD. as the Company’s independent public accountants to audit the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2006.

With respect to the second paragraph in Item 4.01 of the 8-K, we agree that the audit reports of Brown & Brown on the financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2004 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

With respect to the third paragraph in Item 4.01 of the 8-K, we agree that, in connection with the audits of the financial statements of the Company for the fiscal years ended December 31, 2005 and December 31, 2004 and through the date hereof, the Company had no disagreement with Brown & Brown on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Brown & Brown, would have caused them to make reference to such disagreement in their reports for such periods, nor were there any reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ Brown & Brown, LLP

Brown & Brown, LLP

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